Exhibit 10.1

SUPPLIER AGREEMENT

made on May 20, 2019 [*DATE*]

Between

(1) POLAR POWER INC [*Supplier’s full registered legal name*] (“Supplier”) of 249 E. GARDENA BLVD [*Supplier’s full registered address*], a Delaware UNITED STATES [*Supplier’s U.S. state or if not in U.S., country of incorporation*];

and

(2) Each and any of Citibank, N.A., its branches and subsidiaries and affiliates (“Citibank”).

BACKGROUND

WHEREAS, from time to time the Supplier enters into commercial trade transactions with Buyers for the sale of goods and/or services resulting in Receivables owed by each relevant Buyer to the Supplier. To facilitate the processing of such Receivables, Citibank, the Supplier and each relevant Buyer intend to utilize one or more computerized/online settlement systems provided by Citibank or its affiliates or licensors.

WHEREAS, from time to time the Supplier may wish to sell to Citibank and Citibank may wish to purchase from the Supplier and have assigned to Citibank, such Receivables that are processed through the System, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, conditions, representations and warranties contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Supplier and Citibank agree as follows:

ARTICLE I: DEFINITIONS

For the purposes of this Agreement the following terms shall, unless the context otherwise requires, have the following meanings:

“Agreement” means this Supplier Agreement including Annex 1 (Pricing Schedule(s)), Annex 2 (License Schedule), Annex 3 and, if applicable, Annex 4 and Annex 5, and any other Annexes added hereto from time to time upon the agreement of the Parties. each as amended from time to time.

“Anti Corruption Laws” means all laws, rules, and regulations from time to time, as amended, concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and all other applicable anti-bribery and corruption laws.

“Asset Representations” means the representations and warranties of the Supplier set forth in Sections 4.2(a) - (d).

“Authorized Users” means employees, agents or contractors of the Supplier whom it has designated as being authorized to access the System on its behalf and who have been provided Logins to access the System by Citibank.

“Auto Discounting” has the meaning set forth in Section 2.1.

“Business Day” means any day (excluding Saturdays and Sundays) on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in the jurisdiction where the applicable Citibank entity is located and in the principal financial center of each relevant currency.

“Buyer” means the Supplier’s customer set forth on the Pricing Schedule(s) attached hereto, including all such customer’s subsidiaries and affiliates that are obligors on the Receivables purchased by Citibank hereunder and any other customer of Supplier that Citibank and Supplier agree to add to this Agreement as a “Buyer” by adding one or more Pricing Schedules hereto.

“Claim” means any abatement, charge, claim, claw-back, counterclaim, defense, deferral, lien, netting, offset, reduction, recovery. set off right or withholding or any other right, dispute or claim relating to carriage, damage, defects, delivery (including nondelivery, under or late delivery), failure to meet the specifications, warranties or representations (whether express or implied), or any other failure of the Supplier to comply with the terms of the contract under which the relevant goods or services were supplied to the relevant Buyer.

“Credit Note” means information uploaded by the relevant Buyer in accordance with the System describing any Claim.

“Credit Note Amount” means the amount specified in a Credit Note.

“Designated Account” means the Supplier’s bank account identified in the set up form completed by the Supplier in order for Citibank to implement the services contemplated in this Agreement.

“Discount Offer” and “Discount Proceeds” have the meanings set forth in Section 2.1, and “Discount Charge” has the meaning set forth in the relevant Pricing Schedule.

“License Schedule” means the license schedule set out in Annex 2 hereto agreed to by the Supplier, which sets out the terms and conditions on which the Supplier is entitled to use the System.

“Logins” means usernames and passwords for Authorized Users to access the System;

“Losses” means any claims, liabilities, losses, damages, costs or expenses, including reasonable attorneys’ fees and disbursements, other dispute resolution expenses and costs of collection; provided that, and for the avoidance of doubt, the term “Losses” does not include any credit related losses that may apply to a Receivable from time to time after it is sold under this Agreement.

“Message” means any message, information or instruction that is transmitted through the System, including any communication relating to a Transaction.

“Party” or “Parties” means each or both of the Supplier or Citibank, as the context requires.

“Paying Agent” means that particular Citibank entity acting as paying agent for Buyer from time to time under the Paying Services Agreement as set out in the Pricing Schedule hereto.

“Paying Services Agreement” means that certain Paying Services Agreement between Buyer and Paying Agent.

“Payment Amount” is the face amount of Receivables due from a Buyer on the Payment Due Date, as set forth in the Payment Notification, less the sum of any Credit Notes that have been uploaded into the System and have been applied against the Receivables prior to the date of the relevant Discount Offer.

“Payment Due Date” means the date payment by a Buyer of the Payment Amount is due as specified in the Payment Notification.

“Payment Notification” means the notification sent by Citibank, in its capacity as Paying Agent, to the Supplier expressly or through the System, notifying the Supplier that Buyer has instructed the Paying Agent to make payment from Buyer’s account of the Payment Amount on a specified date.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, trust. association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, governmental body or any other entity.

“Pricing Schedule” means the pricing schedule as Citibank will provide to the Supplier from time to time that sets out the method used to calculate the Discount Charge and other fees and charges in respect of Receivables offered for sale hereunder. The initial Pricing Schedule is set out in Annex 1 hereto and there may be different Pricing Schedules for different currencies, Buyer jurisdictions and/or Citibank entities substantially in the form set out in Annex 1. The Pricing Schedule shall set out the particular Citibank entity acting as purchaser of Receivables and the particular Citibank entity acting as Paying Agent under the relevant Paying Services Agreement with Buyer.

“Receivables” means the Supplier’s rights to receive payment from Buyers (or any parent or other affiliate thereof that has undertaken to make payment) in respect of bona fide obligations of Buyers arising out of the Supplier’s sale and delivery of goods and services, in each case as evidenced by an invoice (or similar document) and referenced in a Payment Notification.

“Sanctions” means economic, trade, or financial sanctions, requirements, or embargoes imposed, administered, or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” means the United States (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the United Kingdom (including, without limitation, Her Majesty’ s Treasury), the European Union and any EU member state, the United Nations Security Council and any other relevant sanctions authority.

“Sanctioned Jurisdiction” means, at any time. a country or territory that is, or whose government is, the subject of Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions related list maintained by any Sanctions Authority, (b) any Person located, organized, or resident in a Sanctioned Jurisdiction, or (c) any other subject of Sanctions, including, without limitation, any Person controlled or 50 percent or more owned in the aggregate, directly or indirectly, by, or acting for or on behalf of, or at the direction of, any such Person or Persons described in the foregoing clauses (a) or (b).

“Software” means all software, programming or object code provided by or on behalf of Citibank to Supplier for utilizing a computer or like device to use the System.

“System” means the computerized/online settlement system(s), including related services, equipment and software, to facilitate the processing of Receivables, and payments made with respect thereto.

“Transaction” means a trade/supplier finance transaction permitted by this Agreement, transacted over or using the System.

“U.S. Person” means a Person incorporated or organized under the laws of the United States of America, any State thereof, the District of Columbia or Puerto Rico.

ARTICLE II: RECEIVABLES SALE AND PURCHASE

2.1 Discount Offer. Upon receipt of a Payment Notification, the Supplier is deemed to

CHECK ONE BOX BELOW:

☐ automatically, or

☒ at its option (and in accordance with the System)

offer to sell to Citibank the Receivables (a “Discount Offer”) evidenced by such Payment Notification as notified whether expressly or shown on the System, at a price (the “Discount Proceeds”) equal to the face amount of the Receivables less the sum of any Credit Notes that have been uploaded prior to the date of the Discount Offer to and shown in the System and have been applied against the Receivables as specified in the Payment Notification, less the applicable Discount Charge and other fees and charges (as further described in Article III and the relevant Pricing Schedule).

Where the Supplier has agreed to offer to sell the Receivables to Citibank automatically under Section 2.1 (an “Auto Discounting”), the Supplier must submit an Auto Discounting Request to Citibank substantially in the form set out in Annex 3. The Supplier may cancel such Auto Discounting at any time on the giving of notice to Citibank and such Auto Discounting shall cease 5 Business Days after the receipt of such notice by Citibank. Citibank may cancel any Auto Discounting at any time upon written notice to the Supplier.

2.2 Discount Acceptance. Citibank, at its option, may accept the Discount Offer by purchasing the offered Receivable on or before the relevant Payment Due Date, by depositing the Discount Proceeds therefor in the Designated Account.

2.3 Discount Rejection. If Citibank has not deposited the Discount Proceeds with respect to an offered Receivable on or prior to the Payment Due Date, the Discount Offer shall be deemed not accepted by Citibank and rescinded by the Supplier, in which case the Paying Agent will make payment on the Buyer’s behalf to the Designated Account on the Payment Due Date (to the extent sufficient funds are provided for by the relevant Buyer, as set out in Section 2.5).

2.4 Receivables Purchase.

(a) The Supplier hereby agrees that, simultaneously with Citibank’s deposit in the Designated Account of the Discount Proceeds set forth in the Discount Offer prior to the Payment Due Date, the Supplier (i) shall have sold or transferred to Citibank all of the Supplier’s present and future right, title and interest in, to and under the Receivables to which such Discount Offer relates, and (ii) be deemed to have provided notice to the Paying Agent of the Supplier’s designation of Citibank as the entity to receive payment of the amount specified in the Payment Notification with respect to such Receivables. No further writing shall be necessary to evidence such transfer of ownership. Notwithstanding the foregoing, the Supplier (i) agrees to sign all such other documents, and take all such further actions, as Citibank may reasonably request from time to time to evidence this transfer of ownership; and (ii) irrevocably and unconditionally authorizes Citibank, in Citibank’s name or on behalf of the Supplier, to notify the Buyer of the transfer of the Receivables by email or otherwise at any time or from time to time.

(b) The Supplier hereby agrees that its obligations under this Agreement and any Discount Offers issued by it shall not be affected by the invalidity, unenforceability, existence, performance or non-performance by the Supplier or Buyer (including partial payment, non-payment or late payment) of the relevant underlying transaction, which (and any liability for which) shall be between the Supplier and the relevant Buyer only.

(c) It is the intention of the Supplier and Citibank that each purchase and sale of Receivables pursuant to this Article II shall constitute a true sale which shall have the effect of the Supplier as legal and beneficial owner assigning absolutely with full title guarantee the Receivables to Citibank. Such sale will be absolute and irrevocable and provide Citibank with the full benefits and burdens of ownership of such Receivables. The sale of Receivables hereunder is made without recourse to the Supplier, except in the case of a breach by the Supplier of any Asset Representation with respect to any Receivable; provided, however, that such sale does not constitute and is not intended to result in an assumption by Citibank of any obligation of the Supplier or any other Person arising in connection with the Receivables or any other obligations of the Supplier.

(d) In the event that, contrary to the mutual intent of the parties, a court of competent jurisdiction determines that the transactions contemplated hereby constitute a loan rather than a purchase and sale, (i) the Supplier shall, effective as of the date hereof, be deemed to have granted to Citibank (and the Supplier hereby does grant to Citibank) a first priority security interest in and to any and all present and future Receivables and the proceeds thereof, collectively, to secure the repayment on demand of all amounts paid by Citibank hereunder and all other amounts due or to become due hereunder from the Supplier and all amounts payable hereunder by a Buyer, and (ii) this Agreement shall be deemed to be a security agreement. With respect to such grant of security interests, Citibank may, at its sole and absolute option, exercise from time to time any and all rights and remedies available to it hereunder, under the UCC or otherwise.

2.5 Collection Option. In the case of any Payment Notification as to which (i) Citibank is deemed not to have accepted a Discount Offer for the purchase of the related Receivables or (ii) the Supplier has chosen not to sell the related Receivables to Citibank, Supplier acknowledges and agrees that the Paying Agent shall have no obligation to make the payment specified in the Payment Notification unless the Paying Agent has received sufficient funds from the Buyer. If the Paying Agent makes such payment before such receipt, the Paying Agent may reverse all or part of such payment, make an appropriate entry to the Designated Account (if applicable) and require repayment of an amount corresponding to each payment.

2.6 Discharge. The Supplier confirms to Citibank in Citibank’s capacity as purchaser of a Receivable (and for the benefit of the applicable Buyer) that Citibank’s deposit of the Discount Proceeds in the Designated Account in accordance with Section 2.4(a) shall be deemed to satisfy Buyer’s obligation to pay Supplier the face amount of such Receivable less the sum of any associated Credit Notes uploaded prior to the date of the Discount Offer. The Supplier also confirms to Citibank in Citibank’s capacity as Paying Agent on a Receivable (and for the benefit of the applicable Buyer) that Citibank’s deposit of the Payment Amount in the Designated Account in accordance with Sections 2.3 and 2.5 shall be deemed to satisfy Buyer’s obligation to pay Supplier the face amount of such Receivable less the sum of any associated Credit Notes. Supplier acknowledges and agrees that (i) resolution of any Claims set forth in any Credit Notes and (ii) any payment obligations of either party under the commercial contract between Buyer and Supplier (other than the Buyer’s obligation to pay the face amount of a Receivable less the sum of any associated Credit Notes), are beyond the scope of this Agreement and are unaffected hereby.

2.7 Change of System. Citibank may from time to time elect (in its sole discretion) to replace the current System with an alternative System. Citibank shall give the Supplier reasonable notice of the proposed replacement. The Supplier’s ability to use the replacement System may be conditioned on the execution of License Agreement in respect of the replacement System by the Supplier and each relevant Buyer.

ARTICLE III: FEES, CHARGES AND TAXES

3.1 Fees and Charges. From time to time, Citibank will provide to the Supplier the Pricing Schedule that (i) discloses all processing, licensing or other fees or charges (including any document examination or other processing charges applicable to an associated open account servicing relationship established for Buyer, if applicable) (ii) describes the method used to calculate the applicable Discount Charge and (iii) sets the effective period (and any renewal periods) with respect thereto. Citibank’s determination whether to purchase Receivables owed by a particular Buyer shall be subject to the terms of the relevant Pricing Schedule. Each Pricing Schedule shall be valid from the effective date specified therein unless changed by Citibank in its sole discretion at any time upon reasonable notice to the Supplier. Any changes to the Pricing Schedule (as permitted therein) shall not affect the Discount Charge applicable to any Receivables previously purchased by Citi or any Discount Offer then outstanding.

3.2 Taxes. The Supplier shall pay, and indemnify and hold Citibank harmless from and against, any taxes that may at any time be asserted in respect of the purchase transactions hereunder (including any sales, occupational, excise, gross receipts, personal property, privilege or license taxes, stamp duties or any withholdings (“Taxes”), but not including taxes imposed upon Citibank with respect to its overall net income) and costs, expenses and reasonable counsel fees in defending against the same, whether arising by reason of the acts to be performed by the Supplier hereunder or otherwise. If the Supplier shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this paragraph), Citibank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Supplier shall make such deductions and (iii) the Supplier shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

ARTICLE IV: REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1 Mutual Representations and Warranties of the Parties. Each of the Supplier and Citibank represents and warrants as follows: (i) it is validly existing and in good standing and has the power to enter into and perform, and has all necessary authorizations for the entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement; (ii) this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with the Agreement’s terms; and (iii) its execution, delivery and performance of this Agreement does not contravene its constitutive documents or any contract binding on or affecting it or any of its properties, does not violate any applicable law, regulation or order, and does not require any notice, filing or other action to or by any governmental authority.

4.2 Supplier Representations and Warranties. The Supplier hereby agrees that, by entering into this Agreement, the Supplier will be deemed to have made the representations and warranties under Section 4.1, and each of the following representations and warranties, both as of the date of each Discount Offer and as of the date any such Discount Offer is accepted by Citibank pursuant to Section 2.2:

(a) Each such Receivable (i) is the exclusive property of the Supplier, free and clear of all security interests, liens or claims of any kind; (ii) relates exclusively to a commercial trade transaction and represents consideration for a sale of goods or services that (A) have been delivered to and accepted by the relevant Buyer in the ordinary course of business, (B) in relation to which all of the Supplier’s obligations have been performed by it in full, and (C) which complies with all applicable legal requirements; (iii) constitutes a valid, binding and unconditional obligation of the relevant Buyer to pay the full amount of such Receivable, free of any defense, set-off or counterclaim (other than any Claim); (iv) is not disputed by Buyer or any other Person, and is not the subject of any legal or arbitral proceeding; (v) does not have a Payment Due Date falling more than 180 days after the date it is purchased by Citibank pursuant to Section 2.2; and (vi) is freely assignable or transferable (as applicable) and the provisions of this Agreement are effective to assign or transfer (as applicable) the relevant Receivable to Citibank.

(b) On the date hereof and at the time of each sale of Receivables hereunder, the Supplier (i) is not and will not be insolvent or unable to pay its debts (including subordinated and contingent debts), nor could it be deemed by a court to be unable to pay its debts, all within the meaning of the law in the jurisdiction of its organization, nor will it become so in consequence of its entering into this Agreement and/or its sale of Receivables to Citibank hereunder and (ii) is not and will not be an affiliate of any Buyer.

(c) The Supplier and any subsidiaries are conducting and will continue to conduct their business in compliance with Anti-Corruption Laws. The Supplier and any subsidiaries have implemented, maintain, and will continue to maintain in effect policies and procedures to ensure compliance by the Supplier, any subsidiaries, and their respective directors, officers, employees, and agents, with Anti-Corruption Laws. None of the Supplier or any of its parents or subsidiaries, or any of their respective directors, officers, or employees, or to the knowledge of the Supplier, the affiliates or agents of the Supplier or any of their subsidiaries, is a Sanctioned Person, or located, organized, or resident in a Sanctioned Jurisdiction.

(d) The operations of the Supplier and any subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements, as amended, the applicable money laundering statutes of all jurisdictions where the Supplier or any subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Supplier or any subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Supplier, threatened.

(e) If the Supplier provides Citibank with personal data about itself or its Authorized Users, (including without limitation through the use of cookies,) the Supplier warrants that such data has been given with the consent of each individual and in compliance with any applicable personal data protection and privacy legislation, such that the data may be processed or transmitted by and to Citibank and its contractors in any country of the world in connection with this Agreement. The Supplier consents to the disclosure by Citibank of such data to Buyers to the extent such data is needed in connection with the delivery of any Payment Notification.

4.3 Supplier Covenants. The Supplier hereby covenants and agrees with Citibank as follows:

(a) The Supplier shall use the System solely to settle genuine and lawful commercial trade transactions, arising in the ordinary course of business, for the sale and purchase of goods or services between the Supplier and Buyers.

(b) Supplier shall comply with all relevant laws and regulations applicable to this Agreement, the Receivables and transactions conducted using the System including, without limitation, all applicable export control laws, and shall keep its state or other place of incorporation or organization and the office where it keeps its records concerning the Receivables at the address referred to in Section 5.9. The Supplier shall timely and fully perform and comply with all material provisions required to be observed by it under the contracts related to the Receivables and promptly inform Citibank of any breach or default by the Supplier or any Buyer of any of the terms thereof.

(c) The Supplier shall (a) at the request of Citibank, execute any such documents and do all acts and things as may be, in the opinion of Citibank, reasonably necessary to protect Citibank’s rights and benefits in respect of this Agreement and/or to confer to Citibank all rights, title and interest of the Supplier in respect of any Receivable purchased by Citibank and (b) maintain and implement administrative and operating procedures and keep and maintain all documents, books, records and other information (including without limitation the relevant supply contract and shipping documents) reasonably necessary or advisable for the collection of all Receivables purchased by Citibank or in order to comply with applicable laws and regulations and provide copies of such records and documentation to Citibank promptly on request. The Supplier shall retain each record required to be maintained under this Section 4.3(c) for at least the longer of (i) the term of this Agreement or (ii) as may be required by applicable law or regulation.

(d) The Supplier shall not, at any time after making a Discount Offer to Citibank, sell or otherwise dispose of or permit any encumbrance on the Receivables offered to or purchased by Citibank other than Citibank’s interest therein.

(e) The Supplier hereby irrevocably authorizes Citibank, in its sole discretion, to file one or more financing statements (and other similar instruments) and amendments thereto and, if the Supplier is not a U.S. Person, any other notice, registration, document or instrument required under the laws of the Supplier’s jurisdiction of organization, and to take any other action, relative to all or any part of the Receivables purchased by Citibank, without the signature of the Supplier, to the extent permitted by applicable law, in each case as may be necessary or appropriate in order to perfect and maintain the perfection of Citibank’s ownership of and security interest in such Receivables. If not so permitted by applicable law, or in such other circumstances as Citibank may reasonably request, the Supplier will execute and file any such financing statements and amendments thereto, and such other notices, registrations, documents and instruments, and will take any other required action, as may be necessary or appropriate to perfect and maintain the perfection of Citibank’s ownership and security interest in such Receivables. If the Supplier is a U.S. Person, the Supplier shall not (i) change its location (as defined in Section 9-307 of the New York UCC) or (ii) change its name from its current legal name without providing Citibank at least 30 Business Days prior written notice.

(f) The Supplier will mark its computer records relating to any Receivables purchased by Citibank with a legend evidencing that Citibank has purchased such receivables.

(g) The Supplier shall immediately notify Citibank if it ever becomes or believes it is likely to become a subsidiary or affiliate of any Buyer.

(h) None of the Supplier or any of its parents or subsidiaries, or any of their respective directors, officers, or employees, or to the knowledge of the Supplier, the affiliates or agents of the Suppliers or any of their subsidiaries, will, directly or indirectly, use any part of the Discount Proceeds, or lend, contribute, or otherwise make available such proceeds (i) to fund or facilitate any activities or business of or with any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (iii) in any manner that would result in a violation by any Person of Sanctions, or (iv) in violation of applicable law, including, without limitation, Anti-Corruption Laws. None of the execution, delivery, or performance of this Agreement, or any activities, transactions, services, or security interest contemplated by this Agreement, would result in a violation of Sanctions by Citibank.

ARTICLE V: MISCELLANEOUS

5.1 Waivers; Severability. No delay or failure of any Party hereto in exercising any right, privilege or option under this Agreement shall operate as a waiver of such or of any other right, privilege, or option. If any provision of this Agreement is or becomes illegal or invalid under any applicable law, the validity of the remaining provisions shall not be affected thereby.

5.2 Limitation on Liability.

(a) Citibank shall be entitled to rely on any communication sent or purported to be sent by the Supplier, irrespective of any error or fraud contained in the communication or the identity of the individual who sent the communication, and shall not be liable for any action taken or omitted in reliance on any notice, direction, consent, certificate, affidavit, statement, designation or other paper or document reasonably believed by it to be genuine and to have been duly and properly signed or presented to it by the Supplier.

(b) Except for liabilities to third parties relating to defense and indemnification obligations hereunder, neither Party shall be liable to the other Party or responsible for any loss of business or profits, revenue or goodwill, or any indirect or consequential, special, exemplary or punitive losses or damages, whether arising from negligence, breach of contract or otherwise, even if informed of the possibility of those losses or damages.

(c) Citibank shall not be liable for any Losses arising out of or relating to any of its actions or omissions to act hereunder, except to the extent that any such Losses are caused by Citibank’s gross negligence or willful misconduct.

(d) Notwithstanding anything contained in this Agreement, Citibank shall not be obligated to accept or take any action in respect of any Receivable which Citibank believes could breach any applicable law, rule, regulation, sanction or internal policy applicable to it.

5.3 No Implied Duties or Warranties. Citibank shall be obliged to perform such duties and only such duties as are specifically set forth herein, and no implied duties or responsibilities shall be read or implied into this Agreement against Citibank. Notwithstanding any other provision elsewhere contained in this Agreement, Citibank shall have no duties or obligations hereunder to any Person or entity other than the Supplier and, without limiting the foregoing, does not hereby assume any obligation or relationship of agency or trust hereunder for, or with, the Supplier, Buyers, or any other Persons.

5.4 Confidentiality.

(a) Each Party agrees to maintain the confidentiality of any Confidential Information (as defined below) of the other Party to which it has access under the System or otherwise under this Agreement, and to use such Confidential Information only for the purposes of exercising its rights and performing its obligations under this Agreement, and not for its own personal gain or benefit. “Confidential Information” shall mean information of a Party that the other Party knows or reasonably should know to be confidential to such first Party.

(b) Notwithstanding the foregoing, either Party may disclose Confidential Information obtained from the other Party (i) to any authority of competent jurisdiction pursuant to legal process or pursuant to any other foreign or domestic legal and/or regulatory obligation or request, including disclosure to courts, tribunals, and/or legal, regulatory, tax and governmental authorities; (ii) to its subsidiaries and affiliates; (iii) to its professional advisors, auditors and service providers; and (iv) subject to Section 5.6 hereof, to any Person to (or through) whom Citibank sells, assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement or any Receivables, or to a counterparty in (x) a securitization or similar transaction in relation to which any Receivables or this Agreement forms a part of the asset pool or collateral pool, (y) a sub-participation in relation to any Receivables or this Agreement, or (z) any other transaction (including credit derivative transactions) under which payments are to be made by reference to any Receivables or this Agreement. In addition, Citibank may, from time to time at Buyer’s request, provide Buyer with information as to discounting volumes without violating this Section 5.4(b) or any other confidentiality provisions herein.

5.5 Indemnity. The Supplier shall defend, indemnify and hold harmless Citibank and its affiliates, employees, directors, officers, and agents (each, an “indemnified party”), from and against all Losses, including, without limitation, Losses arising out of or in any way relating to (i) any breach of the Supplier’s obligations under this Agreement, including any representations under Article IV being untrue or inaccurate, (ii) Citibank’s reliance on any Message sent or purported to be sent by the Supplier using the System, (iii) any Claim or any other dispute with respect to the commercial transaction giving rise to any Receivable, or (iv) any claim that any Message or other material transmitted or uploaded onto the System by the Supplier infringes or misappropriates any third party intellectual property rights, except to the extent that such Losses are caused by the gross negligence or willful misconduct of such indemnified party.

5.6 Assignment. This Agreement shall bind and inure to the benefit of the respective successors, permitted assigns and transferees of each of the Parties; provided, however, that the Supplier may not assign or transfer any of its rights or obligations hereunder without Citibank’s prior written consent, given in its sole discretion. Citibank shall have the right without the consent of or notice to the Supplier to sell, transfer, assign, or grant participations in the Receivables purchased by Citibank and all or any part of, or any interest in, Citibank’s obligations, rights and benefits hereunder.

5.7 Termination. Either Party may terminate this Agreement for any reason upon thirty Business Days prior written notice to the other Party. Either Party may terminate this Agreement upon five Business Days prior written notice if the other Party is in breach of, or fails to perform any of its material obligations under, this Agreement; provided that with respect to any breach of 4.2(c) or (d), Citibank may terminate this Agreement with immediate effect. Upon notice of termination, the Supplier shall no longer issue Discount Offers to Citibank and Citibank will no longer accept Discount Offers from the Supplier. Upon such termination Citibank will disable any Logins relating to the Supplier and its Authorized Users.

5.8 Survival. All covenants made herein shall continue in full force and effect so long as any purchased Receivable remains outstanding. All confidentiality, security and indemnity obligations and all limitation of liability provisions contained in this Agreement shall survive and remain in full force and effect notwithstanding termination of this Agreement.

5.9 Notices. Except as otherwise expressly contemplated herein, all notices pursuant to this Agreement shall be in writing, duly signed by the Party giving such notice, and shall be delivered, emailed, faxed or mailed to the address set forth under the relevant Party’s signature line hereto. All notices or other communications shall be deemed to have been received: (a) if sent by fax with a confirmed receipt of transmission from the receiving fax machine, on the day on which it was transmitted; (b) in the case of a notice given by hand, on the day of actual delivery; (c) if sent by mail, 5 Business Days after being deposited in the mail with first class prepaid postage; or (d) if sent by e-mail, on the date of sending; provided that a notice given in accordance with the above but received on a day which is not a Business Day or after normal business hours in the place of receipt shall he deemed to have been received on the next Business Day.

5.10 Entire Agreement; No Third Party Beneficiaries; Amendments; Additional Citibank Entities (a) This Agreement embodies the entire agreement between the Supplier and Citibank relating to the subject matter hereof, and supersedes all prior agreements relating to this subject matter. (b) This Agreement shall not be construed to confer any right, benefit, remedy or claim upon any Person other than the Supplier and Citibank and their respective successors and permitted assigns. This Agreement may be amended by the Parties at any time. All amendments and waivers to this Agreement must be in writing and signed by or on behalf of each of the Parties. The Parties agree that any Citibank branch, subsidiary or affiliate may become a party to this Agreement (and assume the rights and obligations of “Citibank”) as if it were an original party hereto subject to Citibank notifying the Supplier with a confirmation signed by (or on behalf of) such entity along with the delivery of any applicable Pricing Schedules.

5.11 Business Days. Any amounts which but for this Section 5.11 would fall due for payment by Citibank on a day other than a Business Day shall be payable on the succeeding Business Day.

5.12 Calculations. All calculations and determinations made by Citibank in connection with this Agreement (including any calculations or determinations set out in any demand on the Supplier) shall be conclusive in the absence of manifest error.

5.13 Execution. This Agreement may be either physically signed (in any number of counterparts, which taken together shall constitute a single copy of this Agreement), or, in the event that this Agreement is viewed on a website, by the acceptance of such terms as shown by a click on an “I Accept” button or similar label. Any signature delivered by facsimile or by email in “pdf” or similar format shall be deemed an original signature hereto. In addition, any electronic signature or other form of acceptance other than physical signature shall be deemed to be a physical signature.

5.14 Governing Law and Jurisdiction. This Agreement is governed by the laws of the State of New York. The Parties agree that any New York State court or Federal court sitting in New York City or an appellate court having appellate jurisdiction over such courts shall have non-exclusive jurisdiction to hear and determine or settle any suits, litigation or other proceedings or disputes in connection with this Agreement, and submit to the jurisdiction of those courts. Each Party waives: (i) any right to immunity from jurisdiction to which it may be entitled (including, to the extent applicable, immunity from pre-judgment attachment and post judgment attachment and execution) and (ii) any objection to venue or any claim of inconvenience in connection with a proceeding brought in such a court. Without prejudice to any other mode of service allowed under any relevant law, upon Citibank’s request the Supplier shall immediately (and in any event within five (5) Business Days), appoint an agent for service of process in New York (on terms acceptable to Citibank) in connection with this Agreement. If the Supplier fails to appoint an agent upon Citibank’s request, Citibank is authorized to appoint such agent as it may choose in its sole discretion for this purpose. Citibank shall notify the Supplier of any appointment it makes pursuant to this clause 5.14. In the event that Citibank makes such appointment, the Supplier may replace such process agent appointed by Citibank with prior written notice to Citibank; provided that any service of process that occurs before such notice of replacement shall be effective when served to the process agent appointed by Citibank]* The Supplier agrees that nothing in this Agreement shall affect Citibank’s right to serve process in any other manner permitted by law (including pursuant to the rules for foreign service of process authorized by the Hague Convention) or to commence legal proceedings or otherwise proceed against the Supplier in any other jurisdiction, and that failure by a process agent to notify the Supplier of the process will not invalidate the proceedings concerned. The Supplier agrees that nothing in this Agreement shall affect Citibank’s right to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Supplier in any other jurisdiction. The Supplier agrees that final judgment against it in any action or proceeding shall be enforceable in any other jurisdiction by suit on the judgment, a certified copy of which shall be conclusive evidence of the judgment, and any recovery by Citibank pursuant to any judgment that is expressed in or converted into any currency other than U.S. Dollars, shall not discharge the obligation except to the extent that such recovery results in the actual receipt by Citibank in New York of the full amount of U.S. Dollars owed.

5.15 Annex 4 Override. The provisions of Annex 4 shall apply to this Agreement and if there is any inconsistency between the other provisions of this Agreement and the provisions in Annex 4, the latter shall prevail to the extent of the inconsistency.

5.16 WAIVER OF JURY TRIAL. THE PARTIES WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM THIS AGREEMENT.

5.17 Declaration. The Supplier confirms that it has received independent legal, tax and accounting advice in relation to the transactions contemplated by this Agreement. The Supplier confirms that it has not relied on any representation of Citibank in this regard.

5.18 Service Providers. Citibank is permitted to: (i) utilize service providers (which may be affiliates of Citibank or selected third parties) to assist with the processing of and/or to facilitate the transactions contemplated in this Agreement, and (ii) disclose information received by Citibank in connection thereof to such service providers on a confidential basis.

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*	Supplier can choose which option it prefers on this point

IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the date and year first written above.

POLAR POWER INC
(Supplier’s full registered legal name)		for and on behalf of Citibanks

By:	/s/ Luis Zavala	By:	/s/ Sally-Ann Gordon
	(Signature)		(Signature)
Name (printed):	LUIS ZAVALA	Name (printed):	Sally-Ann Gordon
Title:	CFO	Title:	Vice President
Date:	May 20, 2019	Date:	June 4, 2019

Supplier Name:	POLAR POWER INC	Citibank entity:	Citibank N.A.

Attention:	LUIS ZAVALA	Attention:	Vasilios Kontogianis
Address:	249 E. GARDENA BLVD GARDENA,	Address:	388 Greenwich Street, 25th
	CALIFORNIA, UNITED STATES		New York, NY
Email:	lzavala@polarpowerinc.com	Email:	vasilios.kontogianis@citi.com
Phone:	(310) 830-9153 x 4117	Phone:	212-816-7096
Fax:	(310) 719-2385	Fax:	1-866-443-2352

Note: The above address details are those referred to in Section 5.9.

Citibank entity:	Citibank Europe PLC

Attention:
Address:	I North Wall Quay
Dublin 1, Ireland
Email:
Phone:	+353 (01) 622 6151
Fax:	+353 (01) 622 2741

CERTIFICATE OF INCUMBENCY AND AUTHORITY

INSTRUCTIONS

Note 1: In the case of Sole Proprietors, the COIA is not required.

Note 2: If you have your own Certificate of Incumbency, please provide in lieu of the attached.

CERTIFICATE OF INCUMBENCY AND AUTHORITY

1.	Enter your Legal Company Name under name of Supplier wherever it appears.

2.	Provide actual date that the Supplier Agreement is signed.

3.	Please note the title of the party who will be certifying the agreement. This should be the Corporate Secretary.

4.	Input Authorized officers’ names, email addresses and phone numbers and have them sign in the appropriate slot. This must be a “wet” signature. Electronic signatures are not accepted.

5.	Corporate Secretary should fill in the date and complete the first signature box.

6.	Another officer of the company will certify in the following section that the Corporate Secretary holds such role and that his/her signature is valid. That officer should sign in the second signature box.

7.	This document should be submitted on your Company Letterhead.

COMPANY LETTERHEAD CERTIFICATE OF INCUMBENCY AND AUTHORITY OF POLAR POWER INC (Name of Supplier)

This Certificate is being provided in connection with the Supplier Agreement, dated as of 2019-05-20 (Date of Agreement) (as amended or otherwise modified from time to time, the “Supplier Agreement”), between POLAR POWER INC (Name of Supplier) (“Supplier”) and Citibank, N.A., its branches and subsidiaries and affiliates from time to time party thereto (collectively, “Citibank”).

I, the undersigned, do hereby certify to Citibank that I am the CEO [corporate Secretary] of Supplier and am authorized to certify on behalf of Supplier as follows: (i) each of the person(s) named below (each an “Authorized Officer”) is a duly elected or appointed, qualified and acting officer of Supplier and holds the title, email address and phone number set forth next to such person’s name, (ii) the signature set forth next to the name of each Authorized Officer below is such Authorized Officer’s true and lawful signature, and (iii) each Authorized Officer is authorized on behalf of Supplier to (x) execute and deliver on behalf of the Supplier, the Supplier Agreement, related Setup Forms and all other agreements, documents and instruments required thereunder or contemplated thereby, (y) add, modify, or delete any employee of Supplier as a user that will or has access to the use of the System (as defined in the Supplier Agreement) in connection with the Supplier Agreement (“User Changes”) and (z) add, modify or delete Supplier details, Supplier bank account details or primary contact details in connection with the Supplier Agreement (“Supplier Bank Changes”).

Authorized Officer Name and Title	Signature	Email Address	Phone
Arthur D. Sams, CEO	/s/ Arthur D. Sams	asams@polarpowerinc.com	424-286-4118
Luis Zavala, CFO	/s/ Luis Zavala	lzavala@@polarpowerinc.com	424-286-4117

In furtherance of the foregoing and without limitation thereof, Citibank may accept and rely on any communication, notice and instruction in connection with User Changes and/or Supplier Bank Changes that is sent or purported to be sent by any Authorized Officer (whether oral, telephonic, written, facsimile or electronic) and that such communication, notice and instruction is valid and binding on the Supplier, irrespective of any error or fraud contained therein or the identity of the individual who sent the communication, notice and instruction. If any communication, notice and instruction is sent to Citibank electronically via e-mail or otherwise, Supplier will not contest the validity, legally binding nature or enforceability of such communication, notice and instruction on the basis that the act of sending such communication, notice and instruction electronically is invalid or not binding on such party.

Any signature to this Certificate delivered by facsimile or email in “pdf” format shall be deemed an original signature hereto. This Certificate shall remain in effect until further notice in writing is received by Citibank from the Supplier. A change to this Certificate requires a new Certificate to be executed and delivered by the Supplier to Citibank and accepted by Citibank before such change takes effect.

This Certificate and the transactions contemplated hereby are governed by the laws of the State of New York.

IN WITNESS WHEREOF, I have hereunto subscribed my name this 20th day of May, 2019.

By:	/s/ Arthur D. Sams
Name:	Arthur D. Sams
Title:	CEO

I,	Luis Zavala,	the	CFO	of the Supplier do hereby certify that	Arthur D. Sams	is the duly elected, qualified and acting
	(Name)		(Title)		(the above signor)

	CEO	[corporate Secretary] of the Supplier and that the signature above is his true and genuine signature.

By:	/s/ Luis Zavala
Name:	Luis Zavala
Title:	CFO

249 E. Gardena Blvd, Gardena, CA. 90248 ● Tel: (310) 830-9153 ● Fax: (310) 719-2385

Annex 1

PRICING SCHEDULE

Supplier’s Legal Company Name (please complete): Polar Power, Inc.

Buyer: AT&T Services Inc and as further set forth in clause (D) below (no intracompany relationship with Supplier).

Citibank entity: Citibank NA and/or Citibank Europe PLC

A.	Receivables Discounting Fees and Charges:

“Discount Charge” for each Discount Offer is defined as the Payment Amount multiplied by the Discount Rate;

Discount Charge = Payment Amount x Discount Rate.

Where:

“Discount Rate” means the annual percentage rate, calculated as the sum of the LIBOR prevailing on the Discount Date and the Spread, multiplied by the Discount Acceptance Period and divided by 360:

Discount Rate = (LIBOR + Spread) x (Discount Acceptance Period / 360).

“Spread” is equal to 1.00% per annum.

“LIBOR” (London Inter-Bank Offered Rate) is the LIBOR for the relevant currency for the relevant Discount Acceptance Period, as published by Bloomberg or if not available, any other page service specified by Citibank displaying the appropriate rate or if not available, as determined by Citibank; provided that (i) if the Discount Acceptance Period falls between any two LIBOR periods, then LIBOR shall be the rate for the higher of those two LIBOR periods and (ii) if at any time LIBOR is less than 0%, then LIBOR shall be 0%.

“Discount Acceptance Period” is the number of days in the period starting from (and including) the date the Discount Proceeds are remitted by Citibank to the Designated Account until (but excluding) the Payment Due Date.

“Discount Date” means the date that the System processes each Discount Offer.

B.	Other Fees and Charges: Citibank reserves the right to assess processing fees from time to time.

C.	Effective Date:

1)	The Effective Date of this initial Pricing Schedule is the date set forth in the first line of this Agreement.

2)	The above pricing shall be effective commencing on the Effective Date and shall continue until termination of this Agreement in accordance with Section 5.7 thereof (the “Termination Date”); provided, however, Citibank may, at any time, change the above pricing (or any subsequent pricing) in its sole discretion upon at least thirty (30) days prior notice to the Supplier, with such new pricing to be effective commencing on the 30th day following such notice and continuing through and including the Termination Date.

D.	Buyer:

1)	For the purposes of this Pricing Schedule, “Buyer” shall mean AT&T Services Inc and its various subsidiaries and affiliates that are located in the jurisdictions set forth in clause (F) below.

E.	Currencies:

1)	The above pricing is only applicable for the following currencies unless otherwise agreed in writing by the Parties: USD

F.	Jurisdictions:

1)	The above pricing is only applicable to Buyers that are incorporated or otherwise organized in the following jurisdictions unless otherwise agreed in writing by the Parties: United States

Annex 2

LICENSE SCHEDULE

Terms and Conditions

1.	License Grant.

(a)	Subject to the terms and conditions set forth in this Agreement, Citibank hereby grants the Supplier during the term of the Agreement a limited, revocable, personal, non-exclusive, non-transferable license and right, without the right to sublicense, to access and use the System and all tangible printed information (including any in electronic form) provided or made available from time to time by, or on behalf of, Citibank to the Supplier in connection with the use of the System (the “Policies and Procedures” and together with the System, the “Licensed Resources”), solely for the purposes contemplated by the Agreement (the “License”). Except as expressly set forth in the Agreement, the Supplier shall have no other right (including any ownership right or intellectual property right), title or interest to or in the Licensed Resources or any portion thereof.

The Supplier acknowledges that all right, title and interest in and to the System, including without limitation, all rights in inventions, patents, copyrights, design rights, database rights, trademarks and trade names, service marks, trade secrets, know-how and other intellectual property rights (whether registered or unregistered) and all applications and rights to apply for any of them anywhere in the world that apply to the Licensed Resources (together, the “Intellectual Property Rights”), are vested, and shall remain vested, in Citibank and its licensors. Notwithstanding anything to the contrary contained herein and except as otherwise may be expressly agreed in, writing, all right, title and interest in and to modifications, revisions, upgrades, updates, derivative works and other improvements to or development of the System shall vest solely in Citibank and its licensors. Except for the grant herein by Citibank to the Supplier of the License, nothing in this Agreement shall act to operate as an assignment or other transfer of any of such rights to the Supplier.

(b)	The Supplier confirms that Citibank and its licensors may use any Message, Transaction data or other information posted by or on behalf of the Supplier for the purposes of providing services and processing Transactions under this Agreement and operating and maintaining System.

2.	Usage.

(a)	The Supplier shall access and use, and shall ensure that its Authorized Users access and use, the System only in accordance with this Agreement and the Policies and Procedures. Citibank may at its sole discretion amend the System or the Policies and Procedures at any time.

(b)	The Supplier shall remain informed and notify its Authorized Users as to any updates to these Policies and Procedures that may be implemented from time to time. Approval and acceptance of an update to the Policies and Procedures shall be deemed to be given if the Supplier continues to utilize the System subsequent to the publication of any such update.

(c)	The Supplier shall promptly use any successors, updates, new releases or replacements of any portion of any and all equipment provided by Citibank to the Supplier for the purposes of accessing or using the System, including all authentication products (together, the “Equipment”) or Licensed Resources or Software provided to it from time to time by Citibank or otherwise, for use in accessing the System, and cease to use the previous version or release of such portion.

(d)	The Supplier shall have the right under the License to access the content of the website for the System on a computer screen, to print reasonable extracts from the website, and to save reasonable copies of data posted on the System to the Supplier’s hard drive, in each case solely for the purposes contemplated by this Agreement. All other copying, distribution or commercial use of any of the content of the website is strictly forbidden. Except for the limited right granted by this paragraph 2(d), no other right or license is granted in respect of the content of the website.

(e)	The Supplier shall have no right to, and shall not, without the prior written consent of Citibank, alter or modify the whole or any part of the Licensed Resources.

3.	Security, Authorized Users and Access.

The Supplier shall safeguard and keep confidential, and put into effect and maintain commercially reasonable security measures to safeguard and keep confidential, the Licensed Resources. In furtherance of the foregoing, the Supplier agrees that:

(i)	it will not knowingly interfere with, defeat, circumvent or tamper with a Message, or with the restrictions on use of functionality or access to information on any portion of the System, or attempt to do so;

(ii)	it will not knowingly introduce into any portion of the System any virus or other data or code that harms, or may adversely affect, the operation of the System, and will put into effect and maintain commercially reasonable measures to prevent any such introduction;

(iii)	it will ensure that all Messages being communicated by the Supplier through the System are sent in accordance with this Agreement and the Policies and Procedures;

(iv)	the issuance of Logins to Authorized Users, to access the System and the rules and particular roles applicable to the various types of Authorized User shall be in accordance with the Policies and Procedures;

(v)	the Supplier warrants that each of its Authorized Users is authorized to bind the Supplier, and agrees to be bound by any usage of the System that occurs under any of its Authorized Users’ Logins, unless it has previously notified Citibank in writing that particular Logins or Authorized Users are to be cancelled or their security has been compromised;

(vi)	the Supplier shall ensure that only its Authorized Users access the System and shall procure that its Authorized Users: (a) maintain the secrecy of their Logins and do not disclose their Logins to any other person; and (b) are informed of and abide by the Policies and Procedures;

(vii)	the Supplier shall immediately notify Citibank in writing if it becomes aware of any unauthorized use, loss or theft of its Authorized Users’ Logins or if the Supplier becomes aware or suspects that any of them have become known by an unauthorized person. Upon such notification Citibank may (at its absolute discretion) revoke, suspend or disable such Logins and/or issue new Logins to the Supplier;

(viii)	the Supplier shall not, and shall procure that any of its representatives do not, access or attempt to gain access to any part of the System that is not permitted under its Logins; and

(ix)	the Supplier shall not use the System as or in connection with a bureau service or for the provision of services to third parties.

4.	Messages.

(a)	The Supplier shall use the System to send all Messages under this Agreement (including, without limitation, Discount Offers and any updates to the Supplier’s list of Authorized Users) on the Supplier’s behalf.

(b)	Any Message or Transaction which appears to Citibank to be sent and or entered into by the Supplier via the System is valid and binding on the Supplier, and Citibank is entitled to rely thereon, irrespective of any error or fraud contained therein or the identity of the individual who sent the Message, except to the extent that such error or fraud or use of the System by an unauthorized third party is a result of the failure by Citibank, as the case may be, to use commercially reasonable security measures to prevent unauthorized access to the System. The Supplier agrees that the act of sending a Message electronically in accordance with this Agreement is as legally binding as if the Supplier had manually executed and delivered that Message in written form, and that the Supplier will not contest the validity, legally binding nature or enforceability of that Message on the basis that the act of sending the Message electronically is invalid or not binding on the Supplier.

(c)	Neither party shall use the System to communicate formal contractual notice.

5.	System Availability.

The Supplier acknowledges and agrees that: (i) Citibank does not represent or warrant that the System will be error-free; (ii) Citibank provides no warranty as to the availability of the System and there will be downtime from time to time when the System cannot be accessed; and (iii) the Supplier is responsible for providing and maintaining, and Citibank does not have any liability or responsibility in respect of, equipment not supplied by or on behalf of Citibank, or utility services that the Supplier utilizes as a result of its participation in the System and maintaining a link to the System, or any failures, errors, unavailability or delays resulting from the use of such equipment or services.

6.	Confidentiality.

Notwithstanding Section 5.4 of this Agreement, Citibank may compile, copy, modify, license and exploit any and all data entered into the System by or on behalf of the Supplier, including without limitation Transaction data, Message data and statistical click-stream data, provided always that such data has been anonymized such that it does not compromise any personal data in contravention of any applicable personal data protection and privacy legislation and that it does not directly or indirectly identify any individuals, any Supplier or any other corporate entities.

7.	Representations, Warranties and Covenants of Supplier.

The Supplier hereby represents, warrants and covenants to and with Citibank as follows:

(a)	The Supplier has independently verified or shall independently verify the validity of the entity and the account information and any changes to such information stored on the System with respect to each Buyer. The Supplier acknowledges that Citibank has no obligation to inspect or view the content of Messages conveyed through the System, and that Citibank has no liability in the event that the Supplier is in breach of this obligation.

(b)	The Supplier shall maintain sufficient records of all Messages and Transactions sent or entered into by it using the System and otherwise with respect to its obligations and activities in connection with this Schedule, including (without limitation) information with respect to any underlying commercial trade transaction (or associated disputes) to which it is a party, and with respect to compliance of such transactions with applicable laws and regulations (“Records”). The Supplier shall retain each Record required to be maintained under this Section 7 during the longer of (i) the term of this Agreement or (ii) as may be required by law or regulation.

(c)	The Supplier shall provide Citibank with copies of any Records as Citibank may require, or the Supplier shall allow Citibank to examine and take copies of the Records, or any part of them, which are reasonably required in order to comply with an order, instruction or request from any authority of competent jurisdiction, or to ensure compliance with or in connection with the performance of the terms of this Schedule.